Exhibit 99.1

STORE Capital Announces October Rent Collections of 90%

SCOTTSDALE, Ariz., October 21, 2020 -- STORE Capital Corporation (NYSE: STOR), an internally managed net-lease real estate investment trust (REIT) that invests in Single Tenant Operational Real Estate, today announced October rent collections.

As of October 20, 2020, STORE Capital had received rent payments representing 90% of contractual base rent and interest for the month of October.

“We are very encouraged to see the continued increase in our rent collections, providing among the highest net lease sector investment yields,” said Christopher Volk, Chief Executive Officer of STORE Capital. “Nearly 100% of our locations are open for business, with rent deferrals primarily limited to just two impacted sectors: Movie Theaters and Early Childhood Education.”

About STORE Capital

STORE Capital Corporation is an internally managed net-lease real estate investment trust, or REIT, that is the leader in the acquisition, investment and management of Single Tenant Operational Real Estate, which is its target market and the inspiration for its name. STORE Capital is one of the largest and fastest growing net-lease REITs and owns a large, well-diversified portfolio that consists of investments in more than 2,500 property locations across the United States, substantially all of which are profit centers. Additional information about STORE Capital can be found on its website at www.storecapital.com.

Contacts:

Financial Profiles, Inc.

STORECapital@finprofiles.com

Investors or Media:

Moira Conlon, 310-622-8220

Lisa Mueller, 310-622-8231

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